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                                                               EXHIBIT NO. 10.44


July 28, 1998


Lon H. Stone

Re:      Severance Agreement

Dear Lon:

This letter will serve to document our agreement on the terms and conditions of your resignation as an executive officer of Techniclone Corporation ("Techniclone" or the "Company") and your continued employment as a non-executive employee. Once this letter is signed by you it will constitute a legally binding contract on the following terms:

         1. In consideration of this Severance Agreement ("Severance Agreement"), you confirm that you voluntarily resigned as an executive officer and as Chief Executive Officer and President of Techniclone on March 2, 1998 and as Chairman of the Board on June 3, 1998.

         2. Techniclone will employ you as a non-executive employee until March 1, 2000. You agree (i) to be available for a minimum of twenty-five (25) hours per week, (ii) to use your most reasonable business efforts to provide an orderly transition of your duties and responsibilities and to make yourself reasonably available for that purpose, and (iii) to perform all tasks assigned to you for up to twenty-five (25) hours per week as a non-executive employee, provided such tasks are commensurate with your status as the former Chief Executive Officer. For the 4 weeks per year that you are not available, you shall notify the Company of your unavailability.

         3. During the period beginning March 1, 1998 until March 1, 2000 you shall not, without the express prior written permission of Techniclone, directly or indirectly participate in the ownership, management, operation, control or financing of, or be connected as an investor, partner, officer, director, principal, agent, representative, consultant or otherwise, nor use or permit your name to be used in connection with any business or other enterprise which uses monoclonal antibodies to diagnose or treat cancer nor shall you participate in the production, sale or distribution of Competitive Products anywhere in the world (including, without limitation, any and all of the counties of the State of California, all of which are listed on Schedule A hereto). As used in this Severance Agreement, the Phase "directly or indirectly participate in" includes any direct or indirect ownership, profit participation or other interest by you, whether as an owner, stockholder, partner, joint venturer, beneficiary or otherwise, in any company, firm, trust or entity. The term "Competitive Products" means any product similar in description to, or competitive with the Company's products, or which is likely to adversely affect the sale of the Company's products. Notwithstanding the provisions of this paragraph you may (i) invest in investment funds or investment partnerships which in turn invest in companies or entities which may be engaged in the production, sale or distribution of Competitive Products so long as you do not exercise control of such investment decisions; and (ii) acquire up to 5% of the outstanding voting securities of any corporation or other entity regularly producing, marketing, selling or distributing Competitive Products and which is listed on a national securities exchange or whose securities are regularly traded in the over-the-counter market.

         4. In accordance with its usual pay practices, Techniclone will pay you $300,000 per year commencing on March 1, 1998 and continuing through March 1, 2000.


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         5. Unexercised and unvested outstanding stock options on March 1, 1998, will vest and be paid as follows: one-third of the unexercised, unvested options outstanding on March 1, 1998 will vest immediately and be paid to you on December 31, 1998; one-third of the unexercised, unvested and outstanding options on March 1, 1998, will vest on March 1, 1999 and be paid to you on December 31, 1999; and one-third of the unexercised, unvested and outstanding options on March 1, 1998, will vest and be paid to you on March 1, 2000. All vested opinions will be paid in accordance with the schedule for the payment of the unvested options, i.e., one-third in December of 1998, one-third in December of 1999 and one-third on March 1, 2000. In addition to the Company vesting and issuing the unvested stock options and issuing the vested stock options on the dates set forth above, the Company will make the appropriate tax payments to the proper taxing authorities at the bonus rate based on the options paid to you.

         6. Your car lease will continue through March 1, 2000.

         7. You are entitled to attend two (2) antibody and one (1) nuclear medicine conferences each year at the Company's expense. When traveling to a conference or on Company business you will travel in the same style as the Chief Executive Officer.

         8. Except for the reimbursement of actual expenses incurred for any Company assigned travel, and for traveling and attending the two (2) antibody and one (1) nuclear medicine conference each year (which expenses shall be reimbursed in accordance with the Company's standard reimbursement policy), you will not be paid any expenses other than a monthly $200.00 nonaccountable expense allowance.

         9. Provided that you abide by the terms contained in paragraph 3 of this Agreement and the other terms contained in this Severance Agreement, the $350,000 promissory note which you owe the Corporation together with all accrued interest thereon will, on March 1, 2000, be cancelled and treated by the Corporation for all purposes, as income to you and will be recorded on a Form 1099.

         10. You will be entitled to the Five Thousand Dollar Executive health benefit plan until the earlier of March 1, 2000 or your death or disability. You are eligible, at your expense, to participate in the Corporation sponsored group medical insurance plans as well as the 401(k) and dental plans through the earlier of March 1, 2001 or your death or disability. Effective immediately, you will no longer have Life Insurance, Accidental Death and Dismemberment, or Long Term Disability Benefits paid for by Techniclone. Currently, COBRA benefits will be available to you for your discontinued medical and dental coverage (only) for a period of 18 months beginning on the earlier of March 1, 2000 or your death or disability. A letter explaining these benefits will be sent to you from the Company as soon as possible after your become eligible for the benefits.

         11. All compensation due to you shall be immediately due and payable in the event there has been a Change in Control of the Company while this Severance Agreement is in effect. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if (i) there shall be consummated
(x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of at least 65% of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than to a corporation in which the holders of the Company's Common Stock immediately prior to such transaction have substantially the same proportionate ownership of at least 65% of the common stock of such corporation, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the


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Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding shares of Common Stock (other than any such person who had record or beneficial ownership of at least 10% of the Company's outstanding shares of Common Stock on the date hereof), or (iv) during any period of two consecutive years during the term of this Severance Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         12. If your availability is terminated by reason of death or disability and you have performed your duties under this Severance Agreement, the remaining balances excluding the five thousand dollar executive health insurance plan payment) due you under this Severance Agreement shall be paid to your estate. Such amount shall be paid for the duration of this Severance Agreement and in accordance with this Severance Agreement the Company's normal pay practices. This amount shall be in lieu of any pension, employee benefit plan or life insurance policy presently maintained by the Company on death or disability.

         13. You understand and agree that the terms of this Severance Agreement are required to be disclosed by law and that the Severance Agreement will be filed as an Exhibit with the Company's SEC filings.

         14. Each of the parties hereto shall "speak well" of the other. Neither you nor any or your representatives shall make any statements that are critical of the Company or its personnel or give any reason for your separation of you from the Company other than those statements contained in the public announcement of your resignation; provided however, that the prohibition contained in this sentence shall not apply to privileged communications between you and your attorneys. No officer or director of the Company shall state to any person, whether an employee of the Company or not, anything critical of you or give any reason for your separation of you from the Company other than those statements contained in the public announcement of your resignation; provided however, that the prohibition contained in this sentence shall not apply to privileged communications with the Company's attorneys or to private meetings attended only by officers and directors of the Company. The Company shall use its best efforts to ensure that no management employee of the Company does anything or states anything which reflects unfavorably upon you or your separation from the Company.

         15. This Severance Agreement embodies a mutual compromise that we have made in order to achieve peace, and is not to be construed as an admission of liability or wrongdoing by either party. In consideration of this Severance Agreement and for other valuable consideration, you, on the one hand, and the Company, on the other hand, fully and forever releases and discharges the other, its representatives, agents, successors and assigns, from any and all claims, charges, causes of actions, rights or liabilities that each party now holds or has held, or may hereafter hold, whether known or unknown, relating to your employment by the Company or arising under any laws, statutes or regulations relating to your employment, including, but not limited to, any claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended, and you agree to not bring any legal or administrative action based on any such claim. The Company and you specifically intend that the above releases shall bar all claims relating to your employment, including those which are currently unknown by either party. Pursuant thereto each party hereby waives the protection of Civil Code ss. 1542 which reads as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."


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         16. The Company and you acknowledge that each party is entering into this Severance Agreement freely and voluntarily, with a full understanding of its terms including the release of claims. We suggest that you confer with your attorney before signing this Severance Agreement. You also agree that all of your employment agreements with Techniclone are terminated and that this Severance Agreement sets forth all the terms of your agreement with the Company regarding your resignation, severance and related benefits and supersedes your Employment Agreement and amendments thereto, and any prior negotiations or dealings in this regard, but that the terms in your Employment Agreement or in any other agreement that you have signed with the Company concerning confidential information or assignment of inventions shall remain in affect in accordance with the terms thereof.

         This Severance Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.

         Please contact me if you have any questions or comments. I wish you the very best in your future endeavors.

         To confirm that you agree to these terms, please sign and date the enclosed copy of this letter and return it to me from the date you received it. In the event you decline to sign this letter, it may not be used as evidence against the Company for any purpose.


                                         Very truly yours,


                                         /s/  Larry O. Bymaster
                                         ---------------------------------------
                                         Larry O. Bymaster
                                         President and Chief Executive Officer



I agree to the terms stated in this letter.


/s/  Lon H. Stone
---------------------------------------
Lon H. Stone

Dated:   July 28, 1998


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